                                                                   EXHIBIT 10.20
                                      CONFIDENTIAL TREATMENT HAS BEEN SOUGHT FOR
                                 PORTIONS OF THIS EXHIBIT PURSUANT TO RULE 24b-2
                                    UNDER THE SECURITIES ACT OF 1934, AS AMENDED


THIS AGREEMENT is made the 22nd day of January 1998


BY AND BETWEEN


ORASOMAL TECHNOLOGIES, INC.

A Delaware corporation of 900 North Shore Drive, Lake Buff, Illinois 60044, United States of America


AND


ENDOREX VACCINE DELIVERY TECHNOLOGIES, INC.

A Delaware company, of 900 North Shore Drive, Lake Buff, Illinois 60044, United States of America


AND


ENDOREX CORP.

A Delaware company, of 900 North Shore Drive, Lake Buff, Illinois 60044, United States of America

LICENSE AGREEMENT

                                TABLE OF CONTENTS

Clause No.  Clause                                                      Page No.

1.          DEFINITIONS.....................................................1
2.          GRANT OF RIGHTS.................................................7
3.          IMPROVEMENTS....................................................9
4.          INTELLECTUAL PROPERTY RIGHTS...................................10
5.          EXPLOITATION OF LICENSED TECHNOLOGY............................10
6.          FINANCIAL PROVISIONS...........................................11
7.          RIGHT OF AUDIT AND INSPECTION..................................12
8.          PATENTS........................................................13
9.          CONFIDENTIAL INFORMATION.......................................17
10.         TRADEMARKS.....................................................19
11.         TERM AND TERMINATION...........................................21
12.         WARRANTIES/INDEMNITIES.........................................22
13.         INSURANCE......................................................24
14.         IMPOSSIBILITY OF PERFORMANCE - FORCE MAJEURE...................25
15.         SETTLEMENT OF DISPUTES; PROPER LAW.............................25
16.         ASSIGNMENT.....................................................26
17.         NOTICES........................................................26
18.         MISCELLANEOUS CLAUSES..........................................27


                                        i
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WHEREAS

A. Orasomal has proprietary know-how and expertise relating, inter alia, to immunology and is knowledgeable in the discovery, research, development, manufacture and marketing of pharmaceutical formulations capable of delivering drugs, including oral or mucosal Vaccine delivery. Orasomal owns or has licensed the Orasomal Technology. Orasomal also owns and uses certain trademarks in connection with the manufacture, marketing and sale of such compounds, including the Orasomal Trademarks.

B. Elan is knowledgeable in the discovery, research, development, manufacture and marketing of pharmaceutical formulations capable of delivering drugs, including oral or mucosal Vaccine delivery. Elan owns or has licensed the Elan Technology. Elan also owns and uses certain trademarks in connection with the manufacture, marketing and sale of such compounds, including the Elan Trademarks.

C. Elan and Endorex have agreed to co-operate in the establishment and management of the Company, the business of which will be to research and develop certain Products incorporating the technologies developed and/or to be developed by Elan and Orasomal and to commercialize such Products throughout the world.

D. Simultaneously herewith, Elan, Endorex and Orasomal are entering into the Development Agreement for the purpose of recording the terms and conditions of the joint venture and of regulating their relationship with each other and certain aspects of the affairs of and their dealings with the Company.

E. Under the Development Agreement, the Company shall own all rights in technology developed pursuant to certain Research and Development Programs being conducted or to be conducted by the Company or by Orasomal, Elan or an Independent Third Party on behalf of the Company, including the Company Program Technology, the Orasomal Program Technology and the Elan Program Technology.

F.       The Company desires to enter into this Agreement with Orasomal so as to
         (a) permit the Company to utilise the Orasomal Patents, the Orasomal Know-How and the Orasomal Trademarks in the research, development, manufacture, distribution and sale of the Products in the Field and (b) to permit Orasomal to utilize the Orasomal Program Technology, the Elan Program Technology and the Company Program Technology in connection with (i) Orasomal's research and development work on behalf of the Company and (ii) Orasomal's manufacturing and supplying the Company or its designee(s) with the Products and other components.

G. Simultaneously herewith, the Company and Elan are entering into a similar license agreement relating to the Company's use of the Elan Patents, the Elan Know-How and the Elan Trademarks and Orasomal's use of the Orasomal Program Technology, the Elan Program Technology and the Company Program Technology.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.       DEFINITIONS

1.1. In this present Agreement, including the Recitals, Schedules and Appendices, the following definitions shall prevail unless the context otherwise requires:

"ACQUIRED"                 means a transfer or license of a Patent, Know-How or
                           other forms of Intellectual Property Rights or information from an Independent Third Party to Elan or Orasomal, as the case may be, to the extent to which there are no obligations or restrictions (such as confidentiality) in respect of that information which prohibit disclosure to or use by the Company;

"AFFILIATE"                means any corporation or entity other than the
                           Company controlling, controlled or under the common control of Elan, Orasomal or the Company as the case may be. For the purpose of this definition "control" shall mean direct or indirect ownership of fifty percent (50%) or more of the stock or shares entitled to vote for the election of directors;

"AGREEMENT"                means this agreement (which expression shall be
                           deemed to include the Recitals, the Schedules and Appendices hereto);

"BUSINESS PLAN"            means a plan for the business of the Company to be
                           reasonably agreed to by Elan, Orasomal, Endorex and the Company prior to signing this Agreement or as soon thereafter as is practicable and in any event within thirty (30) days of signing this Agreement;

"CLOSING DATE"             means January 22, 1998;

"COMPANY"                  means Endorex Vaccine Delivery Technologies, Inc;

"COMPANY PROGRAM
PATENTS" means the inventions and underlying Patents that constitute the Company Program Technology;

"COMPANY PROGRAM
TECHNOLOGY"                shall have the meaning assigned to it in the
                           Development Agreement;

"DEVELOPMENT
AGREEMENT"                 means the Joint Development & Operating Agreement of
                           even date entered into between Orasomal, Elan, EIS, Endorex and the Company;

"EFFECTIVE DATE"           means December 31, 1997;

"ELAN" means Elan Corporation, plc (Elan will be acting through its division Elan Pharmaceutical Technologies);

"ELAN EXCLUDED
TECHNOLOGY"                has the meaning set forth in Schedule 1;

"ELAN LICENSE
AGREEMENT"                 means the license agreement of even date herewith
                           entered into between the Company and Elan;

"ELAN KNOW-HOW"            means Elan's drug delivery Know-How (including oral
                           or mucosal Vaccine delivery Know-How) and Know-How relating to oral or mucosal Vaccines, other than the Elan Program Know-How and the Elan Excluded
                           Technology;

"ELAN PATENTS"             means Elan's drug delivery inventions and underlying
                           Patents (including oral or mucosal Vaccine delivery inventions) and inventions and underlying Patents relating to oral or mucosal Vaccines, other than the Elan Program Patents and the Elan Excluded
                           Technology;

"ELAN PROGRAM
PATENTS" means the inventions and underlying Patents that constitute Elan Program Technology;

"ELAN PROGRAM
TECHNOLOGY"                will have the meaning assigned to it in the
                           Development Agreement;

"ELAN TECHNOLOGY"          means the Elan Patents and/or the Elan Know-How
                           (which exclude the Elan Excluded Technology). The primary examples of the Elan Technology existing as of the Effective Date are set forth on Schedule 1 to the Elan License Agreement; for the avoidance of doubt the Parties confirm that the said list is not necessarily exhaustive. The Elan Technology also includes the inventions and know how that are the subject of the Maynooth Agreement or any agreement with Maynooth University Enterprise Development
                           Limited envisaged by the Maynooth Agreement. For the avoidance of doubt, Elan Technology shall exclude
                           Patents and Know How [****] or [****] including, but not limited to, [****];

"ELAN TRADEMARKS"          means, depending on the context, one or more of the
                           trademarks owned by, Acquired by, assigned or licensed to Elan which are relevant to the Elan
                           Technology or the Products;

"ENDOREX"                  means Endorex Corp.;

"ESTABLISHMENT LICENSE
APPLICATION"               shall have the meaning given to such term in Title 21
                           CFR Section 600 et seq.;

"FDA" means the United States Food and Drug Administration or any successors or agency the approval of which is necessary to market a product in the United States of America or any other relevant regulatory authority the approval of which is necessary to market a product in any other country of the Territory;

"FIELD"                    shall mean the [****];

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**** REPRESENTS MATERIAL REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL
TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

"FIRST RIGHT OF
NEGOTIATION"               shall have the meaning assigned to such term in
                           Clause 9.5. of the Development Agreement;

"IMPROVEMENTS"             means inventions, discoveries, developments and
                           indications relating to (A) the Orasomal Technology that can usefully be applied to the Field, and (B) which were first reduced to practice during the Term by Orasomal but shall for the avoidance of doubt exclude Program Technology;

"INDEPENDENT THIRD
PARTY" means any person other than the Company, Elan, Endorex, Orasomal or any of their respective Affiliates;

"IN-MARKET"                means [****] (or where applicable by [****]) to an
                           [****] such as a [****] and shall exclude [****];

"INTELLECTUAL PROPERTY
RIGHTS" means proprietary rights in Patents, Know-How, registered and unregistered designs, copyrights, trademarks, trade dress, and other like legal rights for the protection of intellectual property;

"INVESTIGATIONAL NEW
DRUG APPLICATION"          shall have the same meaning as understood in the MIT
                           Agreement;

"KNOW-HOW"                 means all trade secrets, confidential scientific,
                           technical and medical information and expertise, technical data and marketing information, studies and data from time to time developed, produced by or on behalf of Elan, Orasomal or the Company, as the case may be, whether before the Effective Date or during the Term including, but not limited to, unpatented inventions, discoveries, theories, plans, ideas
                           (whether or not reduced to practice) relating to the research and development, manufacture, registration for marketing, use or sale of the Product, toxicological, pharmacological, analytical and clinical data, bioavailability studies, product forms and formulations, control assays and specifications, methods of preparation and stability data;

"MAJOR COUNTRY"            means those countries of the Territory set forth in
                           Schedule 2;

"MANAGEMENT
COMMITTEE"                 means the management committee appointed by the
                           directors of the Company pursuant to the Development
                           Agreement;

"MAYNOOTH
AGREEMENT"                 means that certain Proposal Concerning the
                           Exploitation of Intellectual Property Rights by and between Elan and Maynooth University

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**** REPRESENTS MATERIAL REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL
TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                           Enterprise Development Limited dated March 25, 1996 attached as Schedule 4 to the Elan License Agreement;

"MIT"                      means the Massachusetts Institute of Technology;

"MIT AGREEMENT"            means that certain Patent License Agreement by and
                           between Orasomal and the Massachusetts Institute of Technology dated December 16, 1996 attached as
                           Schedule 3;

"MIT PATENTS"              means the Patents licensed by the Massachusetts
                           Institute of Technology pursuant to the MIT
                           Agreement;

"MIT PATENTED
PRODUCT" means any product or part thereof which: (a) is covered in whole or in part by an issued, unexpired claim in the MIT Patents in the country in which any such product or part thereof is made, used or sold; or (b) is manufactured by using a process or is employed to practice a process which is covered in whole or in part by an issued, unexpired claim in the MIT Patents in the country in which any MIT Patented Process is used or in which such product or part thereof is used or sold;

"MIT PATENTED
PROCESS" means any process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the MIT Patents;

"NET SALES"                means [****];

"ORASOMAL"                 means Orasomal Technologies Inc.;

"ORASOMAL KNOW-
HOW" means Orasomal's drug delivery Know-How (including oral or mucosal Vaccine delivery Know-How) and Know-How relating to oral or mucosal Vaccines, other than Orasomal Program Know-How;

"ORASOMAL PATENTS"         means Orasomal's drug delivery inventions and
                           underlying Patents (including oral or mucosal Vaccine delivery inventions) and inventions and underlying
                           Patents relating to oral or mucosal Vaccines, other than Orasomal Program Technology. The Orasomal
                           Patents include the MIT Patents and those listed on
                           Schedule 1;

"ORASOMAL PROGRAM
PATENTS" means the inventions and underlying Patents that constitute Orasomal Program Technology;

"ORASOMAL PROGRAM
TECHNOLOGY"                shall have the meaning assigned to it in the
                           Development Agreement;

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**** REPRESENTS MATERIAL REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL
TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

"ORASOMAL
TECHNOLOGY"                means the [****] and/or the [****]. The Orasomal
                           Technology also includes [****]. For the avoidance of doubt, Orasomal Technology shall exclude [****], including [****];

"ORASOMAL
TRADEMARKS"                means, depending on the context, one or more of the
                           trademarks and any other relevant trademark owned by, Acquired by, assigned or licensed to Orasomal which are relevant to the Orasomal Technology or the Products;

"PARTIES"                  means Orasomal, the Company and Endorex for the
                           purposes of Clause 2.9. and Clause 12 only;

"PATENTS"                  means all and any patents and any applications
                           therefor in the Territory (including any and all divisions, continuations, continuations-in-part, extensions, additions or reissues thereto or thereof);

"PERSON" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other entity of whatever nature;

"PLA" means the Product License Approval ,or its equivalent, as such term is understood by the FDA;

"PRODUCT"                  means any [****];

"PRODUCT LICENSE
APPLICATION"               shall have the same meaning as understood in the MIT
                           Agreement;

"PROGRAM
TECHNOLOGY"                has the meaning assigned to it in the Development
                           Agreement;

"RELEVANT EVENT"           has the meaning set forth in Clause 11.3.1;

"RESEARCH AND DEVELOPMENT
PROGRAM" means depending on the context, one or more programs of research and development work being conducted or to be conducted by, inter alia, Orasomal and Elan for and on behalf of the Company which have been devised by the Research Committee and approved by the Management Committee;

"TECHNOLOGIES"             means collectively, the Orasomal Technology together
                           with the Elan Technology;

"TERM"                     has the meaning set forth in Clause 11.1;

"TERRITORY"                means [****];

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**** REPRESENTS MATERIAL REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL
TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

"THIRD PARTY
TECHNOLOGY"                has the meaning set forth in Clause 9.5. of the
                           Development Agreement;

"VACCINES"                 means a biologically or synthetically derived
                           substance administered to [****]; and

"UNITED STATES DOLLAR"
AND "US$"                  means the lawful currency for the time being of the
                           United States of America.

1.2.     Words importing the singular shall include the plural and vice versa.

1.3. Unless the context otherwise requires, reference to a recital, article, paragraph, provision, clause or schedule is to a recital, article, paragraph, provision, clause or schedule of or to this Agreement.

1.4. Reference to a statute or statutory provision includes a reference to it as from time to time amended, extended or re-enacted.

1.5. The headings in this Agreement are inserted for convenience only and do not affect its construction.

1.6. Unless the context or subject otherwise requires, references to words in one gender include references to the other genders.

1.7. References to "include" or "including" shall be construed as examples only, and in no way be read as limiting.

2.       GRANT OF RIGHTS

2.1. Subject to the terms of this Agreement, under all of Orasomal's existing and future Patents and other Intellectual Property Rights covering the Orasomal Technology, Orasomal hereby grants to the Company for the Term an exclusive licence to the Orasomal Technology in the Field for all research, development, and commercial purposes in the Field. All proprietary rights and rights of ownership with respect to the Orasomal Technology shall at all times remain solely with Orasomal, or where applicable with Orasomal's licensor. The Company shall not have any rights to use the Orasomal Technology other than insofar as they relate directly to the Field and are expressly granted herein. The Company agrees that the MIT Patented Products leased or sold in the United States of America shall be manufactured substantially in the United States of America. The Company hereby acknowledges that MIT reserves the right to practice under the MIT Patents for non-commercial research purposes.

2.2. Subject to any restriction in any licenses or other agreements pursuant to which Orasomal licenses any of the Orasomal Trademarks, Orasomal hereby grants the Company for the Term of this Agreement a non-exclusive, royalty-free, fully paid-up license (or, if applicable, sublicense) to use the Orasomal Trademarks which relate to the Orasomal

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**** REPRESENTS MATERIAL REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL
TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

         Technology applicable to the Product, such as an acronym for the applicable technology applied to the Product, on the terms set forth in Clause 10 upon or in relation to the promotion, marketing, advertising, sale or offering for sale of the Products. The Company shall not be obliged to use the Orasomal Trademark to identify the Product but at Orasomal's request shall be obliged to use the Orasomal Trademark to identify the applicable Orasomal Technology embodied in the Product. For the avoidance of doubt, the Parties hereby confirm that the Company shall not be entitled to a licence to use any trademark owned or controlled by Orasomal which identifies a pharmaceutical product.

2.3.     [Intentionally Deleted]

2.4.     Orasomal shall be [****].

2.5. In addition Orasomal has entered into a preliminary development agreement, an evaluation agreement and two material transfer arrangements with third parties in relation to the Field, the terms of which are subject to confidentiality restrictions. If one or more of such preliminary development and evaluation programs are successful, Orasomal shall seek the consent of the applicable third party to disclose the results of such program to the Company and such results shall be deemed Third Party Technology and governed by the provisions of Clause 2.9. of this Agreement and Clause 9.5. of the Development Agreement.


2.6. Subject to the terms of this Agreement, the Company hereby grants to Orasomal for the Term a [****] license to use the Elan Program Technology, Orasomal Program Technology and the Company Program Technology, and, subject to the terms and conditions of the Elan License Agreement, a [*****] to use the Elan Technology insofar as is necessary, in each case, solely to permit Orasomal to perform its obligations pursuant to this Agreement and the Development Agreement for the benefit of the Company, including, without limitation, (a) conducting research and development pursuant to the Research and Development Programmes, and (b) developing, manufacturing and supplying the Products and any other chemical or formulation components. All rights of ownership with respect to the Elan Program Technology, the Orasomal Program Technology and the Company Program Technology shall at all times remain solely with the Company.


2.7. Orasomal is entitled to negotiate a license agreement to exploit the Orasomal Program Technology outside the Field in accordance with the provisions of Clause 9.3. and 9.8. of the Development Agreement pursuant to which the Company may in the case of Clause 9.3. of the Development Agreement, and shall in the case of Clause 9.8. of the Development Agreement grant Orasomal a licence to use the Orasomal Program Technology.

2.8. The Company shall not be permitted to sublicense any of the rights granted to the Company by Orasomal pursuant to this Agreement without the prior written consent of Orasomal, which consent will not be unreasonably withheld or delayed. However, the Company shall have the right to grant a royalty-free sublicense to the Orasomal Technology in the Field to Elan to enable Elan to fulfil its obligations pursuant to the

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**** REPRESENTS MATERIAL REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL
TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

         Elan License Agreement and the Development Agreement. Insofar as the obligations owed by the Company to Orasomal are concerned, the Company shall remain responsible for all acts and omissions of any sub-licensee, including Elan, as if they were by the Company. In the event of a termination of this Agreement due to a breach by the Company, Orasomal shall have the right but not the obligation to assume any such sub-license. Any sublicense granted by the Company to the MIT Patents shall contain terms which comply with the provisions of Section 2.5. of the MIT Agreement and cannot be for anything of value in lieu of cash payments. Notwithstanding the provisions of Clause 9 of this Agreement and Clause 19 of the Development Agreement, the Company notes and agrees that Orasomal shall be entitled to furnish to MIT (I) a copy of this Agreement and (II) a copy of all agreements in which the Company grants a sublicense to the MIT Patents (for which purpose, inter alia, the Company shall furnish a copy of such sublicense agreement to Orasomal promptly after execution).

2.9. Subject to the other provisions of this Agreement and to the provisions of [****] of the Development Agreement, [****] (a) for or on behalf of the Company, (b) in relation to [****] for which the Company has elected not to [****] or has been unable to [****] after the applicable [****] has been exercised by the Company, or (c) with the Company's prior written consent.

2.10. Orasomal shall also provide all reasonable assistance to the Company in delivering and enabling the Company to utilize the Company's license to the Orasomal Technology.

2.11. Insofar as the rights licensed to the MIT Patents by MIT to Orasomal pursuant to the MIT Agreement are concerned, nothing in this Agreement shall be construed to confer any rights upon the Company by implication, estoppel or otherwise as to any technology or patent rights of MIT or any other entity other than the MIT Patents, regardless of whether such patent rights shall be dominant or subordinate to any MIT Patents.

2.12. The Company acknowledges that it is subject to the laws and regulations of the United States of America controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the United States Department of Commerce Export Administration Regulations). The transfer of such items may require a license from the cognizant agency of the United States Government and/or written assurances by the Company that the Company shall not export data or commodities to certain foreign countries without prior approval of such agency. The Company notes and agrees that pursuant to the MIT Agreement, MIT neither represents that a license shall not be required nor that, if required, it shall be issued.

3.       IMPROVEMENTS

3.1. Except to the extent prohibited by any undertaking given to any Independent Third Party (provided that after the Closing Date each Party shall use all commercially reasonably efforts to exclude or minimise the extent of any such limitations or restrictions), the licenses to the Orasomal Technology granted by Orasomal pursuant to Clause 2 of this Agreement shall include the Improvements. If Orasomal shall develop any

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**** REPRESENTS MATERIAL REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL
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AMENDED.

         Improvements during the Term, Orasomal shall communicate to the Company such Improvements and shall provide to the Company such rights, licenses, information and explanations as the Company may reasonably require to be able effectively to utilise the Improvements for the life of this Agreement. Such disclosed Improvements shall automatically on disclosure to the Company become part of the Orasomal Know-How or Orasomal Patents (as the case may be) and shall be subject to the provisions of this Agreement. The Company shall not have any right to use such Improvements outside the Field.

4.       INTELLECTUAL PROPERTY RIGHTS

4.1. The respective rights of Elan, the Company and Orasomal to exploit the Elan Program Technology, Orasomal Program Technology and the Company Program Technology shall be regulated by the provisions of Clause 6 of the Development Agreement.

5.       EXPLOITATION OF LICENSED TECHNOLOGY

5.1. Except as provided for in this Agreement, the Company's obligations to exploit the Orasomal Technology shall be regulated by Clause 9 of the Development Agreement.

5.2. The Company shall exert its reasonable efforts [****] consistent with the [****] in each [****] determined in a commercially reasonable manner and with a view to [****]. The Company will diligently pursue the [****], as provided in the Business Plan.

5.3. The Company will be solely responsible for ensuring that the manufacture, promotion, distribution, marketing and sale of the Products within each country of the Territory is in strict accordance with all the legal and regulatory requirements of each country of the Territory.

5.4. All advertising, promotional materials and marketing costs needed to exploit the Products are to be paid for by the Company. Any packaging for the Products shall contain information to the effect that the Product has been developed by Elan in conjunction with Orasomal and the Company and is to be agreed upon by Orasomal in advance. Such acknowledgement shall take into consideration regulatory requirements and the Company's reasonable commercial requirements. The Company shall submit copies of all forms of trade package cartons and labels and other printed materials to Orasomal for approval before commercial sale of the Product commences. If a change in such materials from that initially approved which would require regulatory approval or filing or any other material change is proposed, all such package cartons and labels and printed materials shall be resubmitted for approval before commercial use thereof. It shall be presumed that Orasomal approved of such use unless Orasomal provides written notice of disapproval of such use to the Company within ten (10) business days of delivery of such materials to Orasomal, such approval not to be unreasonably withheld. The further consent of Orasomal shall not be required where the format and content of such materials is substantively similar as the materials previously furnished to and approved by Orasomal.

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AMENDED.

6.       FINANCIAL PROVISIONS

6.1. In consideration of the rights and licences granted to the Company pursuant to this Agreement, the Company shall pay the following amounts to Orasomal in the manner and on the dates set forth below [****]:

         6.1.1.   [****];

         6.1.2.   [****].

6.2. In consideration of the rights and licences granted to the Company pursuant to this Agreement , the Company shall [****] of any and all [****] received by the Company to Orasomal.

6.3. In the event that Orasomal shall cease to be a shareholder of the Company, the Parties shall negotiate in good faith such amendments to this Agreement as are equitable and applicable having regard to the fact that Orasomal no longer has any representation on the Board of Directors of the Company or the Management Committee (for example the royalty provisions and such provisions of the Development Agreement as are applicable), provided that such negotiations shall not apply to the existence of the Agreement.

6.4. Payment of royalties shall be made quarterly within forty-five (45) days after the expiry of the calendar quarter. The method of payment shall be by way of wire transfer to an account specified by Orasomal. Each payment made to Orasomal shall be accompanied by a written report, prepared and signed by a senior financial officer of the Company. In addition the report shall clearly show the Net Sales for the months of the calendar quarter for which payment is being made on a country by country basis. In the event that no royalty is due to Orasomal for any calendar quarter, the senior financial officer shall so report. In addition to the written reports accompanying each payment, the Company shall notify Orasomal, within thirty (30) days of the end of each calendar quarter, of the Net Sales of the Product(s) for that preceding quarter on a country by country basis. The Company shall maintain and keep clear, detailed, complete, accurate and separate records so:

         6.4.1. as to enable any royalties on Net Sales of a Product which shall have accrued hereunder to be determined; and

         6.4.2. that any deductions made in arriving at the Net Sales of a Product can be determined.

6.5. All payments due hereunder shall be made in United States Dollars. Payments due on Net Sales of the Product made in a currency other than United States Dollars shall first be calculated in the foreign currency and then converted to United States Dollars on the basis of the exchange rate in effect for the purchase of United States Dollars with such foreign currency quoted in the Wall Street Journal (or comparable publication if not quoted in the Wall Street Journal) with respect to the currency of the country of origin of

----------
**** REPRESENTS MATERIAL REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

         such payment for the day prior to the date on which the payment by the Company is being made.

6.6. Subject to the provisions of Clauses 6.8. and 6.10. of this Agreement, the Company shall pay all royalties at the full rates specified in this Clause 6.

6.7. If, at any time, legal restrictions in the Territory prevent the prompt payment of royalties or any portion thereof, the Parties shall meet to discuss suitable and reasonable alternative methods of reimbursing Orasomal the amount of such running royalties. In the event that the Company is prevented from making any payment under this Agreement by virtue of the statutes, laws, codes or government regulations of the country from which the payment is to be made, then such payments may be paid by depositing them in the currency in which they accrue to Orasomal's account in a bank acceptable to Orasomal in the country the currency of which is involved or as otherwise agreed by the Parties.

6.8. Orasomal and the Company agree to co-operate in all respects reasonably necessary to take advantage of any double taxation agreements or similar agreements as may, from time to time, be available.

6.9. Any taxes payable by Orasomal on any payment made to Orasomal pursuant to this Agreement shall be for the account of Orasomal. If so required by applicable law any payment made pursuant to this Agreement shall be made by the Company after deduction of the appropriate withholding tax in which event the Parties shall co-operate to the extent reasonably necessary to obtain the appropriate tax credits, as soon as is practicable. In the event of a credit, the Company shall forthwith forward copies of the credit documentation to Orasomal.

7.       RIGHT OF AUDIT AND INSPECTION


7.1. On not more than two times in each calendar year, the Company shall permit Orasomal or its duly authorised representatives upon reasonable notice and at any reasonable time during normal business hours to have access to inspect and audit the accounts and records of the Company and any other book, record, voucher, receipt or invoice relating to the calculation of the royalty payments on Net Sales submitted to Orasomal and to the accuracy of the reports which accompanied them. Any such inspection of the Company's records shall be at the expense of Orasomal, except that if any such inspection reveals a deficiency in the amount of the running royalty actually paid to Orasomal hereunder in any calendar quarter of [****] or more of the amount of any running royalty actually due to Orasomal hereunder, then the expense of such inspection shall be borne solely by the Company. Any amount of deficiency shall be paid promptly to Orasomal. If such inspection reveals a surplus in the amount of running royalty actually paid to Orasomal by the Company, Orasomal shall promptly reimburse the Company the surplus. The Company shall maintain the foregoing records for a period of at least five (5) years following the end of the calendar year to which they pertain.

7.2. In the event of any unresolved dispute regarding any alleged deficiency or overpayment of royalty payments hereunder, the matter will be referred to an independent firm of

----------
**** REPRESENTS MATERIAL REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

         chartered accountants for a resolution of such dispute mutually acceptable to both parties. Any decision by the said firm of chartered accountants shall be binding on the Parties.

8.       PATENTS

8.1. The Company shall permanently mark or otherwise cause Elan or any Independent Third Party to permanently mark all Products and/or the packaging therefor with such license or patent notices and in such manner as Orasomal may reasonably request in writing prior to the sale or commercial use thereof.

8.2. Orasomal shall be obliged to disclose promptly to the Company inventions and discoveries made by or on behalf of Orasomal otherwise than in connection with the performance of a Research and Development Program (which inventions and discoveries shall be regulated by the provisions of the Development Agreement), any patentable inventions and discoveries within the Orasomal Know-How which relate to the Field as well as any Improvements developed by or on behalf of Orasomal.

8.3. The Parties shall discuss in good faith all material issues relating to filing, prosecution and maintenance of Orasomal Patents (insofar as the Orasomal Patents are of relevance to the Field), the Orasomal Program Patents, any patentable inventions and discoveries within the Orasomal Know-How that relate to the Field and any Improvements developed by or on behalf of Orasomal (other than pursuant to one or more of the Research and Development Programmes). Subject to agreement to the contrary the following provisions shall apply:

         8.3.1. Orasomal [****] shall have the right but shall not be obligated (a) to secure the grant of any patent from applications within the Orasomal Patents that relate to the Field; (b) to file and prosecute patent applications on patentable inventions and discoveries within the Orasomal Know-How that relate to the Field and patentable Improvements developed by or on behalf of Orasomal (other than pursuant to one or more of the Research and Development Programmes); (c) to defend all such applications against Independent Third Party oppositions; and/or (d) to maintain in force any issued letters patent within the Orasomal Patents that relate to the Field (including any letters patent that may issue covering any Improvements). Orasomal shall have the sole right in its reasonable business discretion to control such filing, prosecution, defence and maintenance; provided however, that the Company shall be provided with copies of all documents relating to such filing, prosecution, defence, and maintenance in sufficient time to review such documents and comment thereon prior to filing of such documents.

         8.3.2. In the event that Orasomal (i) elects that it does not intend to file patent applications on patentable inventions and discoveries within the Orasomal Know-How that relates to the Field or patentable Improvements developed by or on behalf of Orasomal (other than pursuant to one or more of the Research and Development Programmes) in one or more countries in the Territory, (ii) fails to file such an application within a reasonable period of time, or (iii) elects or fails to maintain or prosecute further any such pending application or issued patent

----------
**** REPRESENTS MATERIAL REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                  then Orasomal shall so notify the Company in writing no less than two (2) months prior to the expiration of any applicable due date or time bar, and after receipt of such notice, the Company shall have the right, but not the obligation, at the Company's sole expense to file and prosecute such patent application(s) in the joint names of the Company and Orasomal, and Orasomal upon written request from the Company shall execute all documents, forms and declarations and to do all things as shall be reasonably necessary to enable the Company to exercise such option and right.

         8.3.3. In relation to the Orasomal Program Patents, the Company at its expense shall have the right but shall not be obligated
                  (a) to secure the grant of any patent from applications within the Orasomal Program Patents; (b) to file and prosecute patent applications on patentable inventions and discoveries within the Orasomal Program Know-How; (c) to defend all such applications against Independent Third Party oppositions; and
                  (d) to maintain in force any issued letters patent within the Orasomal Program Patents (including any patents that issue on patentable inventions and discoveries within the Orasomal Program Know-How). The Company shall have the right to control such filing, prosecution, defence and maintenance; provided however Elan and Orasomal shall be provided with copies of all documents relating to such filing, prosecution, defence, and maintenance in sufficient time to review such documents and comment thereon prior to filing of such documents.

         8.3.4. In the event that the Company (i) elects that it does not intend to file patent applications on patentable inventions and discoveries within the Orasomal Program Know-How, (ii) fails to file such an application within a reasonable period of time or, (iii) elects or fails to maintain or prosecute further any such pending application or issued patent then the Company shall so notify Orasomal in writing no less than two
                  (2) months prior to the expiration of any applicable due date or time bar, and after receipt of such notice, Orasomal shall, insofar as it is necessary to enable Orasomal to exploit the Orasomal Program Know-How pursuant to Clauses 2.6. and 2.7. of this Agreement or Clause 6.5. of the Development Agreement, have the right, but not the obligation at Orasomal's sole expense to file and prosecute such patent application(s) in the Company's name and the Company upon written request from Orasomal shall execute all documents, forms and declarations and to do all things as shall be reasonably necessary to enable Orasomal to exercise such option and right. In the event that Orasomal and the Company negotiate a license to enable Orasomal to exploit the Orasomal Program Technology outside the Field pursuant to Clause 6.5. of the Development Agreement, the Parties shall take the patent related expenditures incurred by Orasomal as referred to above into account to the extent they are incurred in relation to the Patents being licensed to Orasomal in determining the royalty payable by Orasomal to the Company. Notwithstanding anything herein to the contrary, the Parties agree that the Company shall own all right, title and interest in such patent applications and any patents that may issue thereon (including any and all divisions, continuations, continuations-in-part, extensions, additions or reissues thereto or thereof). Insofar as any patent filing has application within and outside the Field, the Company and Orasomal will negotiate, in good faith, on the course of action to be taken.

         8.3.5. Orasomal and the Company shall promptly inform the other in writing of any alleged infringement of any Patents within the Orasomal Patents that relate to the Field, the Orasomal Program Patents, the Elan Program Patents or the Company Program Patents or any alleged misappropriation of trade secrets within the Orasomal Know-How that relate to the Field, the Orasomal Program Know-How, the Elan Program Know-How or the Company Program Technology by an Independent Third Party of which it becomes aware and provide the other with any available evidence of such infringement or misappropriation.

                  8.3.5.1. Subject to the provisions of Clause 8.4.1.2, during the Term, the Company shall have the right to bring suit or otherwise take action at its own expense and for its own benefit any such alleged infringements of the Orasomal Patents or misappropriation of the Orasomal Know-How, insofar as such infringements or misappropriation relate to the Field. In relation to the MIT Patents, the Company notes and agrees that MIT shall have the right at its own expense to be represented in any action involving the MIT Patents using counsel of its own choice. In the event that the Company takes such action, the Company shall do so at its own cost and expense. At the Company's request, Orasomal will co-operate with such action insofar as the said action relates to the Field at the Company's sole cost and expense. Any recovery remaining after the deduction by the Company of the reasonable expenses (including attorney's fees and expenses) incurred in relation to such an infringement proceeding shall constitute Net Sales for the purpose of this Agreement and the Elan License Agreement and prior to commencing, or at an early stage in the proceedings, the Company, Elan and Orasomal shall agree upon the royalty that shall be due to each of Elan and Orasomal in respect of such deemed Net Sales. Should the Company decide not to pursue such infringers, within a reasonable period but in any event (i) within sixty (60) days after receiving written notice of such alleged infringement or misappropriation or (ii) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, or if such alleged infringement or misappropriation does not relate to the Field, Orasomal may in its discretion initiate such proceedings in its own name, at its expense and for its own benefit, and at Orasomal's request, the Company will co-operate with such action at Orasomal's sole cost and expense. In the alternative, the Parties may agree to institute such proceedings in their joint names and shall reach agreement as to the proportion in which they will share the proceeds of any such proceedings, and the expense of any costs not recovered, or the costs or damages payable to the Independent Third Party. If the infringement of the Orasomal Patents affects the Field as well as other products being developed or commercialised by Orasomal or its commercial partners outside the Field, the Parties shall agree as to the manner in which the proceedings should be instituted and shall reach agreement as to the proportion in which they will share the proceeds of any such proceedings, and the expense of any costs not recovered, or the costs or damages payable to the Independent Third Party.

                  8.3.5.2. The provisions of this Clause 8.4.1.2. shall apply in relation to any alleged infringements of the MIT Patents by an Independent Third Party. In the event that the Company brings, or in the event of failure by the Company and Orasomal fails to bring, an infringement action as referred to in Section 7.2 of the MIT Agreement, the Company shall co-operate fully, including if required to enable MIT to bring such action, the furnishing of a power of attorney. The Company will consult with Orasomal and MIT as to any significant actions that the Company proposes to take with respect to same. The Company shall give to MIT all authority (including the right to exclusive control of the defense of any such suit, action or proceeding and the exclusive right to compromise, litigate, settle or otherwise dispose of any such suit, action or proceeding), information and assistance necessary to defend or settle any such suit, action or proceeding, and MIT shall have sole discretion to determine actions to be taken or not taken in connection therewith and the terms of any settlement; provided, however, that MIT shall not have the right to settle any patent infringement litigation as referred to in the MIT Agreement without the prior written consent of Orasomal (not to be unreasonably withheld or delayed) (who shall not furnish such consent without the prior written consent of the Company not to be unreasonably withheld or delayed) in a manner that diminishes the scope or duration of the MIT Patents, which would constitute an amendment of the MIT Agreement, which would adversely affect the compensation or revenues to be derived by the Company pursuant to the MIT Agreement, or which would require a payment by the Company, or would require an admission of wrongdoing by the Company. Except as otherwise agreed to by the parties to the MIT Agreement as part of a cost sharing arrangement (in which case Orasamol shall not enter into such an agreement without the consent of the Company), any recovery realised as a result of such litigation, shall be applied first toward reimbursement of any litigation expenses of Orasomal, the Company and MIT, and then Orasomal shall pay MIT five percent (5%) of the remainder; provided that the monies payable by the Company to Orasomal shall be at least sufficient to enable Orasomal to discharge the sums due to MIT.


         8.3.6. During the Term, the Company shall have the first right but not the obligation to bring suit or otherwise take action against any alleged infringement of the Orasomal Program Patents or the Company Program Patents (and as appears from Clause 8.4.2. of the Elan License Agreement, the Elan Program Patents) or alleged misappropriation of the Orasomal Program Know-How (and as appears from Clause 8.4.2. of the Elan License Agreement, the Elan Program Know-How) within the Field. If any such alleged infringement or misappropriation occurs which gives rise to a cause of action both inside and outside the Field, the Parties shall negotiate, together with Elan, in good faith to determine the cause of action to be taken. In the event that the Company takes such action, the Company shall do so solely at its own cost and expense. At the Company's request, Orasomal will co-operate with any such action at the Company's sole cost and expense. Any recovery remaining after the deduction by the Company of the reasonable expenses (including attorney's fees and expenses) incurred in relation to such an infringement proceeding shall constitute Net Sales for the purpose of this Agreement and the Elan License Agreement and prior to commencing, or at an early stage in the proceedings, the Company, Elan and Orasomal shall agree upon the royalty that shall be due to each of Elan and Orasomal in respect of such deemed Net Sales. In the event that the Company decides not to take such action against such infringement or misappropriation or fails to do so within a reasonable period but in any event
                  (i) within sixty (60) days after receiving written notice of such alleged infringement or misappropriation or (ii) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Orasomal may in its discretion initiate such proceedings in its own name regarding the Orasomal Program Technology (or in the Company's name if required by law; provided, however, that Orasomal identifies itself as the real party in interest and does not take any action that would expose the Company to liability of any kind). In the event that Orasomal initiates such action, it shall do so solely at its sole cost and expense and all damages and monetary award recovered in or with respect to such action shall be the property of Orasomal. At Orasomal's request, the Company agrees to co-operate with Orasomal in any such proceeding at Orasomal's sole cost and expense. In the alternative, the Parties may agree to institute such proceedings in their joint names and shall reach agreement as to the proportion in which they will share the proceeds of any such proceedings, and the expense of any costs not recovered, or the costs or damages payable to the Independent Third Party.

8.4. In the event that a claim or proceedings are brought against the Company by an Independent Third Party alleging that the sale, distribution or use of the Product in the Territory solely because of the Company's use of the Orasomal Technology infringes the intellectual property rights of such an Independent Third Party, the Company shall promptly advise Orasomal of such threat or suit.

8.5. Orasomal shall have no liability to the Company whatsoever or howsoever arising for any losses incurred by the Company as a result of having to cease selling Product or having to defer the launch of selling Product as a result of any infringement proceedings.

9.       CONFIDENTIAL INFORMATION

9.1. The Parties acknowledge that it may be necessary, from time to time, to disclose to each other confidential and/or proprietary information, including without limitation, the Technologies, Program technologies, Improvements and the Patents relating thereto, inventions, works of authorship, trade secrets, specifications, designs, data, know-how and other information relating to the Field, the MIT Agreement, the Maynooth Agreement, the terms of the Definitive Documents, the Products, processes and services, or the business of the disclosing Party ("Confidential Information").

                  Confidential Information shall be deemed not to include:

                           (i) information that is in the public domain;

                           (ii) information which is made public by the
                  disclosing Party;

                           (iii) information which is independently developed by
                  a Party without the aid or application of the Confidential Information;

                           (iv) information that is published or otherwise
                  becomes part of the public domain without any disclosure by a Party, or on the part of a Party's directors, officers, agents, representatives or employees;

                           (v) information that becomes available to a Party on
                  a non-confidential basis, whether directly or indirectly, from a source other than a Party, which source, to the best of the Party's knowledge, did not acquire this information on a confidential basis; or

                           (vi) information which the receiving Party is
                  required to disclose pursuant to:

                                    (A) a valid order of a court or other
                           governmental body or any political subdivision thereof or otherwise required by law; or

                                    (B) other requirement of law; provided that
                           if the receiving Party becomes legally required to disclose any confidential information, the receiving Party shall give the disclosing Party prompt notice of such fact so that the disclosing Party may obtain a protective order or other appropriate remedy concerning any such disclosure. The receiving Party shall fully co-operate with the disclosing Party in connection with the disclosing Party's efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure, the receiving Party shall make such disclosure only to the extent that such disclosure is legally required.

9.2. Any Confidential Information revealed by a Party to another Party shall be used by the receiving Party exclusively for the purposes of fulfilling the receiving Party's obligations under this Agreement and the Development Agreement and for no other purpose.

9.3. Each Party agrees to disclose Confidential Information of another Party only to those employees, representatives and agents requiring knowledge thereof in connection with their duties directly related to the fulfilling of the Party's obligations under this Agreement. Each Party further agrees to inform all such employees, representatives and agents of the terms and provisions of this Agreement and their duties hereunder and to obtain their consent hereto as a condition of receiving Confidential Information. Each Party agrees that it will exercise the same degree of care, but in no event less than a reasonable degree, and protection to preserve the proprietary and confidential nature of the Confidential Information disclosed by a Party, as the receiving Party would exercise to preserve its own proprietary and confidential information. Each Party agrees that it will, upon request of a Party, return all documents and any copies thereof containing Confidential Information belonging to or disclosed by, such Party.

9.4. Notwithstanding the above, each Party may use or disclose confidential information disclosed to it by another Party to the extent such use or disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or making a permitted sub-license or otherwise exercising its rights hereunder, provided that if a Party is required to make any such disclosure of the other Party's confidential information, other than pursuant to a confidentiality agreement, such Party shall inform the other Party, allow the other Party to participate in the process and generally limit disclosure to the greatest extent possible and seek confidential treatment or a protective order.

9.5. The provisions relating to confidentiality in this Clause 9 shall remain in effect during the Term, and for a period of [****] following the expiration or earlier termination of this Agreement.

9.6. The Parties agree that the obligations of this Clause 9 are necessary and reasonable in order to protect the Parties' respective businesses, and each Party expressly agrees that monetary damages would be inadequate to compensate a Party for any breach by the other Party of its covenants and agreements set forth herein. Accordingly, the Parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to a Party and that, in addition to any other remedies that may be available, in law and equity or otherwise, any Party shall be entitled to obtain injunctive relief against the threatened breach of the provisions of this Clause 9, or a continuation of any such breach by the other Party, specific performance and other equitable relief to redress such breach together with its damages and reasonable counsel fees and expenses to enforce its rights hereunder, without the necessity of proving actual or express damages.

10.      TRADEMARKS

10.1. The Company undertakes that all Products and all materials utilised in connection with the provision, marketing, distribution, advertising and/or marketing thereof that bear or incorporate the Orasomal Trademarks shall be of a consistent and high standard of quality, commensurate with the prestige of the Orasomal Trademarks and that its use of the Orasomal Trademarks shall conform to such reasonable standards as Orasomal shall from time to time specify. The Company shall co-operate fully with the reasonable instructions of Orasomal with respect to the maintenance of such standards.

10.2.    The Company shall:

         10.2.1. subject to the agreement of the Company's commercial partner such as a sub-licensee, favourably consider promoting and using the Orasomal Trademarks in each country of the Territory and provide proof of use of the Orasomal Trademarks if requested by Orasomal;

         10.2.2. use the Orasomal Trademarks strictly in compliance with any applicable trademark and other laws and regulations and to use such legends, markings and notices in connection therewith as are required by law or otherwise reasonably required by Orasomal to protect Orasomal's rights therein;

         10.2.3. do nothing to mislead the public as to the nature or quality of any Product on which the Orasomal Trademarks are affixed nor use it on advertising or display materials which are unethical, immoral or offensive to good taste;

----------
**** REPRESENTS MATERIAL REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

         10.2.4. at Orasomal's reasonable request, supply samples of the Products and any materials utilized in connection with the distribution, advertising and/or marketing thereof that bear or incorporate the Orasomal Trademarks for inspection by Orasomal;

         10.2.5. not adopt or seek to register any trademark, design or logo confusingly similar to the Orasomal Trademarks without Orasomal's prior written consent; and

         10.2.6. promptly notify Orasomal in writing if any alleged infringement or unauthorized use of the Orasomal Trademarks comes to the Company's attention.

10.3. The Company undertakes to use the Orasomal Trademarks in relation only to the Products (or materials for advertising and promotion thereof), and in accordance with any reasonable specifications and directions given by Orasomal from time to time. In particular, but without limitation, the Company agrees to state on the Products or materials for the advertising or promotion thereof that the Orasomal Trademarks are used under license from Orasomal.

10.4. The Company shall take no action which could prejudice the validity, re-registration or reputation of the Orasomal Trademarks or which could impair the reputation, business standing or prestige of Orasomal.

10.5. Orasomal shall remain the owner of the Orasomal Trademarks and the goodwill associated with the same and the Company agrees not to assert any ownership interest in the Orasomal Trademarks or the goodwill associated therewith. The Company shall own and retain all right, title, and interest in and to any trademark or trademarks (other than the Orasomal Trademarks and the Elan Trademarks) used in the Territory in connection with the sale of the Products.

10.6. Orasomal shall have the exclusive right to take such action in respect of the registration, defence, infringement and maintenance of the Orasomal Trademarks as Orasomal in its reasonable business judgement deems appropriate. The Company shall provide all such assistance and co-operation, including the furnishing of documents and information and the execution of registered user documentation or the like, as may be required to give effect to any action as may be taken, or required to be taken, by Orasomal. In taking any such action, Orasomal shall consider the legitimate commercial interests of the Company.

10.7. New trademarks used in relation to the Elan Program Technology, the Orasomal Program Technology, the Company Program Technology, or the Products and all registrations thereof and applications therefor shall be owned and registered by the Company. New trademarks used in relation to the Orasomal Technology and all registrations thereof and applications therefor shall be owned and registered by Orasomal and shall constitute Orasomal Trademarks.

11.      TERM AND TERMINATION


11.1. This Agreement is concluded for a period commencing as of the Effective Date and expiring on a Product by Product basis and on a country by country basis on the later to occur of:



         11.1.1. fifteen (15) years starting from the date of the launch of the Product in the country concerned; and


         11.1.2. the last to expire Patent included in the Orasomal Patents and/or the Orasomal Program Patents and/or the Elan Program Patents and/or the Company Program Patents (the "Term").

11.2. At the end of the Term, the Company shall have a paid-up non-exclusive license to the Orasomal Technology for the Field.

11.3. For the purpose of this Clause 11.3, a "Relevant Event" is committed by Orasomal or the Company if:

                           (i) it commits a material breach of its obligations
                  under this Agreement (and in the case of Orasomal if it or Endorex breaches Clause 2.9. or Clause 12) and fails to remedy it within sixty (60) days of being specifically required in writing to do so by the other Party; provided, however, that if the breaching Party has proposed a course of action to rectify the breach and is acting in good faith to rectify same but has not cured the breach by the sixtieth (60th) day, such rectifying period shall be extended by an amount of time as is reasonably necessary to permit the breach to be rectified; it ceases, wholly or substantially, to carry on its business, other than for the purpose of a reorganization, without the prior written consent of the other Participant (such consent not to be unreasonably withheld);

                           (ii) the voluntary appointment of a liquidator,
                  receiver, administrator, examiner, trustee or similar officer over all or substantially all of its assets under the laws of such Participant's state or country of incorporation; or

                           (iii) an application or petition for bankruptcy,
                  corporate reorganization, composition, administration, examination, arrangement or any other procedure similar to any of the foregoing under the laws of such Participant's state or country of incorporation, is filed, and is not discharged within ninety (90) days.

         11.3.1. If either Party commits a Relevant Event, the other Party shall have in addition to all other legal and equitable rights and remedies hereunder, the right to terminate this Agreement upon thirty (30) days' written notice; provided, that such written notice be given within sixty (60) days following the date that the other Party becomes aware of the Relevant Event.

11.4. In the event that the MIT Agreement is terminated, the sublicense to the MIT Patents shall automatically terminate.

11.5.    Upon exercise of those rights of termination as specified in Clause
         11.1. to Clause 11.3. inclusive or elsewhere within the Agreement, this Agreement shall, subject to the other provisions of the Agreement, automatically terminate forthwith and be of no further legal force or effect.

11.6.    Upon expiration or termination of the Agreement:

         11.6.1. any sums that were due from the Company to Orasomal on Net Sales in the Territory or in such particular country or countries in the Territory (as the case may be) prior to the expiration or termination of this Agreement as set forth herein shall be paid in full within sixty (60) days of the expiration or termination of this Agreement for the Territory or for such particular country or countries in the Territory (as the case may be);

         11.6.2. all confidentiality provisions set out herein shall remain in full force and effect;

         11.6.3. the rights of inspection and audit set out in Clause 7 shall continue in force for a period of one year;

         11.6.4. except as expressly provided for under Clause 11.6.5. all rights, licenses and sublicenses granted in and pursuant to this Agreement shall cease for the Territory or for such particular country or countries in the Territory (as the case may be). Following such expiration or termination, the Company may not thereafter, except as expressly provided for in Clause 11.6.5, use in the Territory or in such particular country or countries in the Territory (as the case may be) (a) any valid and unexpired Orasomal Patents, (b) any Orasomal Know-How that remains confidential or otherwise proprietary to Orasomal, and/or (c) any Orasomal Trademarks; and

         11.6.5. the Company shall promptly make an accounting to Orasomal of the inventory of the Product which it has in the Territory or for such particular country or countries in the Territory (as the case may be), if any, as of the date of such termination and the Company shall thereafter have the right for a period of six (6) months after said expiration or termination to sell such inventory of the Product in the Territory or in such particular country or countries in the Territory (as the case may be) or, if appropriate and legally permissible, to transport such inventory of Product for sale in another country or countries in the Territory within such six month period; provided that the Net Sales thereof shall be subject to the royalty provisions of Clause 6 and so payable to Orasomal. Thereafter, any remaining inventory of Product shall be disposed of by mutual agreement of the Parties in accordance with regulatory requirements.

12.      WARRANTIES/INDEMNITIES

12.1. Orasomal and Endorex, severally and not jointly, represent and warrant to the Company that to their respective best knowledge, after reasonable investigations, (a) Orasomal and Endorex have the right to grant the licenses and rights granted herein, (b) Schedule 1 contains a summary of the Orasomal Technology existing as of the Effective Date,
         (c) other than the MIT Agreement there are no agreements with any third parties that relate to Orasomal Technology existing as of the Effective Date, (d) that to the best of their respective knowledge and belief, Orasomal is not in breach or threatened breach of the

         MIT Agreement and will in the future not procure a breach and (e) there are no agreements with any Independent Third Parties that conflict with the rights granted by Orasomal pursuant to this Agreement.

12.2. Orasomal and Endorex, severally and not jointly, represent and warrant to the Company that Orasomal has the sole, exclusive and unencumbered right to grant the licenses and rights herein granted to the Company, and that Orasomal has not granted any option, license, right or interest in or to the Orasomal Technology to any Independent Third Party which would conflict with the rights granted by this Agreement.

12.3. The Company represents and warrants to Orasomal that it has the sole, exclusive and unencumbered right to grant the licenses and rights herein granted to Orasomal and that it has not granted any option, license, right or interest in or to the Orasomal Program Technology, the Elan Program Technology or the Company Program Technology to any Independent Third Party which would conflict with the rights granted by this Agreement.

12.4. Orasomal and Endorex, severally and not jointly, represent and warrant to the Company that to the best of its knowledge, the true inventors of the subject matter claimed are named in the Orasomal Patents and all such inventors have irrevocably assigned all their rights and interests therein to Orasomal.

12.5. Orasomal and Endorex, severally and not jointly, and the Company on the other hand each represent and warrant to and for the benefit for each other that the execution of this Agreement by them and the full performance and enjoyment of the rights of them under this Agreement will not breach the terms and conditions of any license, contract, understanding or agreement, whether express, implied, written or oral between them and any Independent Third Party.

12.6. In addition to any other indemnifications provided for herein, Orasomal and Endorex, severally and not jointly, shall indemnify and hold harmless the Company and its Affiliates and their respective employees, agents, partners, officers and directors from and against any claims, losses, liabilities or damages (including reasonable attorney's fees and expenses) incurred or sustained by the Company arising out of or in connection with any breach of any representation, covenant, warranty or obligation by Orasomal hereunder.

12.7. In addition to any other indemnifications provided for herein, the Company shall indemnify and hold harmless Orasomal and its Affiliates and their respective employees, agents, partners, officers and directors from and against any claims, losses, liabilities or damages (including reasonable attorney's fees and expenses) incurred or sustained by Orasomal arising out of or in connection with any breach of any representation, covenant, warranty or obligation by the Company hereunder.

         12.7.1. The Company shall assume the sole and entire responsibility and shall indemnify and save harmless Orasomal from any and all claims, liabilities, expenses, including reasonable attorney's fees, responsibilities and damages by reason of any claim, proceedings, action, liability or injury arising out of any faults of the Product resulting from the transport, packaging, storage, handling, distribution, marketing or sale of the Product by the Company, to the extent that it was caused by the negligence or wrongful acts or omissions on the part of the Company.

         12.7.2. Insofar as the MIT Patents are concerned, the Company shall at all times during the term of the MIT Agreement and thereafter, indemnity, defend and hold MIT, its trustees, directors, officers, employees and affiliates (as such term is understood in the MIT Agreement) and Orasomal, harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys' fees, arising out of the death or injury to any person or persons or out of any damage to property, resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the MIT Patented Product(s) and/or MIT Patented Process or arising from any obligation of the Company as a sublicensee of Orasomal pursuant to the MIT Agreement.

12.8. As a condition of obtaining an indemnity in the circumstances set out above, the Party seeking an indemnity shall:

         12.8.1. fully and promptly notify the other Party of any claim or proceeding, or threatened claim or proceeding;

         12.8.2. permit the indemnifying Party to take full care and control of such claim or proceeding;

         12.8.3. co-operate in the investigation and defence of such claim or proceeding;

         12.8.4. not compromise or otherwise settle any such claim or proceeding without the prior written consent of the other Party, which consent shall not be unreasonably withheld conditioned or delayed; and

         12.8.5. take all reasonable steps to mitigate any loss or liability in respect of any such claim or proceeding.

12.9. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, ORASOMAL, NEWCO AND MIT (INCLUDING MIT's TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES (as such terms are understood in the MIT Agreement)) SHALL NOT BE LIABLE TO THE OTHER BY REASON OF ANY REPRESENTATION OR WARRANTY, CONDITION OR OTHER TERM OR ANY DUTY OF COMMON LAW, OR UNDER THE TERMS OF THIS AGREEMENT, FOR ANY CONSEQUENTIAL, INDIRECT OR INCIDENTAL LOSS OR DAMAGE (WHETHER FOR LOSS OF PROFIT OR OTHERWISE) AND WHETHER OCCASIONED BY THE NEGLIGENCE OF THE RESPECTIVE PARTIES, THEIR EMPLOYEES OR AGENTS OR OTHERWISE.

13.      INSURANCE

13.1. Orasomal shall maintain comprehensive general liability insurance, including product liability insurance on the Products manufactured and/or sold by Orasomal in such prudent amount as shall be determined by the Management Committee. Orasomal shall provide the Company with a certificate from the insurance company verifying the above and undertakes to notify the Company directly at least thirty (30) days prior to the expiration or termination of such coverage. Orasomal shall also provide the Company with a vendor's certificate substantially in a form to be agreed between the Parties.

13.2. The Company shall maintain comprehensive general liability insurance, including product liability insurance on Products manufactured and/or sold by the Company that incorporate intellectual property licensed hereunder by Orasomal in such prudent amount as shall be determined by the Management Committee. The Company shall provide Orasomal with a certificate from the insurance company verifying the above and undertakes to notify Orasomal thirty (30) days prior to the expiration or termination of such coverage. Insofar as the MIT Patented Products are concerned, MIT shall be a named insured under the foregoing insurance policy and the limits of liability shall be no less than set forth in Section 8.2. of the MIT Agreement. The Company shall deliver the appropriate certificates of insurance evidencing such insurance policy to Orasomal.

14.      IMPOSSIBILITY OF PERFORMANCE - FORCE MAJEURE

14.1. Neither Party to this Agreement shall be liable for delay in the performance of any of its obligations hereunder if such delay results from causes beyond its reasonable control, including, without limitation, acts of God, fires, strikes, acts of war, or intervention of a government authority, non availability of raw materials, but any such delay or failure shall be remedied by such Party as soon as practicable.

15.      SETTLEMENT OF DISPUTES; PROPER LAW

15.1. Subject to the provisions of Clause 15.3, the Parties will attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives of the Parties, failing which the Parties shall invoke the dispute resolution provisions set forth in Clause 16 of the Development Agreement.

15.2. Subject to the provisions of Clause 15.3, this Agreement shall be governed by and construed in accordance with the laws of New York and subject to the provisions of Clause 15.1, the Parties agree to submit to the jurisdiction of the courts of New York for the resolution of disputes hereunder, which the Parties have not otherwise agreed should be subject to the binding determination of an Expert or Panel, pursuant to the terms of this Agreement.

15.3. The provisions of this Clause 15.3. shall apply to the extent that a dispute arises out of or is related to the MIT Agreement, or the performance, enforcement, breach or termination thereof and any remedies relating thereto:

         15.3.1. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the MIT Agreement, including any dispute relating to patent validity or infringement, which the parties shall be unable to resolve within one hundred twenty (120) days shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediation firm in the Boston area and such representatives shall schedule a date with such firm for a mediation hearing. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, then any and all claims, disputes or controversies arising under, out of, or in connection with the MIT Agreement, including any dispute relating to patent validity or infringement, shall be resolved by final and binding arbitration in Boston, Massachusetts under the rules of the American Arbitration Association, or the Patent Arbitration Rules if applicable, then obtaining. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of the MIT Agreement, nor to award punitive damages. Any award rendered in such arbitration may be enforced by either party in either the courts of the Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts, to whose jurisdiction for such purposes the Company as a sublicensee of Orasomal hereby irrevocably consents and submits.

         15.3.2. Notwithstanding the foregoing, nothing in this Clause 15.3. shall be construed to waive any rights or timely performance of any obligations existing under the MIT Agreement.

         15.3.3. All disputes arising out of or related to the MIT Agreement, or the performance, enforcement, breach or termination thereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, United States of America, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

16.      ASSIGNMENT


16.1. This Agreement may not be assigned by either Party without the prior written consent of the other, which consent in relation to the proposed assignment to an Affiliate of Orasomal or the Company, as the case may be, shall not be unreasonably withheld, conditioned or delayed.


17.      NOTICES

17.1. Any notice to be given under this Agreement shall be sent in writing in English by registered mail, airmail, reputable courier or recorded delivery post, or telecopied (with a confirmation copy promptly sent by mail) to:

         -  if to the Company:  Endorex Vaccine Delivery Technologies, Inc.
                                900 North Shore Drive
                                Lake Buff, Illinois  60044
                                Telecopier: 1 847 604 8570
                                Attention: President

            with a copy to:     Brock Fensterstock Silverstein & McAuliffe LLC
                                153 East 53rd Street
                                56th Floor

                                New York, New York  10022
                                Telecopier: 1 212 371 5500
                                Attention: David Robbins

         -  if to Orasomal:     Orasomal Technologies, Inc.
                                900 North Shore Drive
                                Lake Buff, Illinois  60044
                                Telecopier: 1 847 604 8570
                                Attention: President

            with a copy to:     Brobeck Phleger & Harrison LLP
                                1633 Broadway
                                New York, New York  10019
                                Telecopier: 1 212 586 7878
                                Attention: Richard Plumridge

         -  if to Endorex:      Endorex Corp.
                                900 North Shore Drive
                                Lake Buff, Illinois  60044
                                Telecopier: 1 847 604 8570
                                Attention: President

            with a copy to:     Brobeck Phleger & Harrison LLP
                                1633 Broadway
                                New York, New York  10019
                                Telecopier: 1 212 586 7878
                                Attention: Richard Plumridge

or to such other address(es) as may from time to time be notified by any Party to the others hereunder.

17.2. Any notice sent by mail shall be deemed to have been delivered within seven working days after dispatch, any notice sent by reputable courier shall be deemed to have been delivered within two (2) working days after dispatch and any notice sent by telecopy shall be deemed to have been delivered within twenty four (24) hours of the time of the dispatch. Notices of change of address shall be effective upon receipt.

18.      MISCELLANEOUS CLAUSES

18.1. No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any other breach or failure to perform or of any other right arising under this Agreement.

18.2. If any provision in this Agreement is agreed by the Parties to be, or is deemed to be, or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto, (i) such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the Parties, it will be deleted, with effect from the date of such agreement or such earlier date as the Parties may agree, and (ii) the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

18.3. The Parties shall use their respective reasonable endeavours to ensure that the Parties and any necessary Independent Third Party shall do, execute and perform all such further deeds, documents, assurances, acts and things as any of the Parties hereto may reasonably require by notice in writing to the other Party or such Independent Third Party to carry the provisions of this Agreement.

18.4. This Agreement shall be binding upon and enure to the benefit of the Parties hereto, their successors and permitted assigns and sub-licensees.

18.5. No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between the Parties unless specifically referred to, and solely to the extent provided, in any such other agreement. In the event of a conflict between the provisions of this Agreement and the provisions of the Development Agreement, the terms of the Development Agreement shall prevail unless this Agreement specifically provides otherwise.

18.6. No amendment, modification or addition hereto shall be effective or binding on either Party unless set forth in writing and executed by a duly authorised representative of each Party.

18.7. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

18.8. Each of the Parties undertake to do all things reasonably within its power which are necessary or desirable to give effect to the spirit and intent of this Agreement.

18.9. Each of the Parties hereby acknowledges that in entering into this Agreement it has not relied on any representation or warranty save as expressly set out herein or in any document referred to herein.

18.10. Nothing contained in this Agreement is intended or is to be construed to constitute Orasomal and the Company as partners, or Orasomal as an employee of the Company, or the Company as an employee of Orasomal. Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Independent Third Party.

18.11. The Company shall not use the names or trademarks of MIT or Lincoln Laboratory, nor any adaptation thereof, nor the names of any of their employees, in any advertising, promotional or sales literature without prior written consent obtained from MIT or said employee, in each case, except that Licensee may state that it is licensed by MIT under one or more of the patents and/or applications comprising the MIT Patents.

         IN WITNESS THEREOF the Parties hereto have executed this License Agreement in duplicate.



                                   SIGNED BY /s/ Michael S. Rosen
                                             -------------------------
                                   For and on behalf of
                                   ORASOMAL TECHNOLOGIES, INC.




                                   SIGNED BY /s/ Michael S. Rosen
                                             -------------------------
                                   For and on behalf of
                                   ENDOREX CORP. (for the purposes of Clause 2.9 and Clause 12 only)





                                   SIGNED BY /s/ Michael S. Rosen
                                             -------------------------
                                   For and on behalf of
                                   ENDOREX VACCINE DELIVERY
                                   TECHNOLOGIES, INC.

                                   SCHEDULE 1



                                     [****]


----------
**** REPRESENTS MATERIAL REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                                   SCHEDULE 2


                                     [****]


----------
**** REPRESENTS MATERIAL REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                                   SCHEDULE 3



                                 MIT AGREEMENT*





----------------

* Incorporated by reference to the Company's Annual Report on Form 10-KSB, as amended, for the transition period ended December 31, 1996.